Exhibit 99.1

Sun New Media Inc.
PO Box 297, 1142 S. Diamond Bar Blvd
Diamond Bar, CA 91765
United States of America
T: (604) 871-9909 Ext 322
F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media to Acquire China Sport TV Productions, Ltd.	February 16, 2006
Prime Zone, Diamond Bar, California, February 16, 2006: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced an agreement with China Entertainment Sports Ltd (the “Seller”) to acquire China Sport TV Productions Ltd (“CSTV”). China Entertainment Sports Ltd is a Singapore listed company engaged in the business of sports television production and broadcasting in China.
According to the Sales Purchase Agreement, Sun New Media will acquire 100% of the issued and outstanding shares of CSTV in exchange for US$1,750,000 (or approximately S$2,800,000). The Consideration shall be satisfied by the issuance of 460,526 restricted shares of common stock in the of the Company at a price of US$3.80 per share
CSTV brings a number of key assets to SNMI including TV production capacity, a number of intangible assets, and TV production equipment. The CSTV unit will play a key role in enhancing SNMI’s existing traditional media unit and a supporting role in the development of other interactive marketing content.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market.
For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that SNMI will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.